Exhibit 18

October 2, 2006

General Mills, Inc.

Minneapolis, MN

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of General Mills, Inc. (the Company) for the three months ended August 27, 2006, and have read the Company’s statements contained in note 3 to the condensed consolidated financial statements included therein. As stated in note 3, the Company changed its method of accounting for the classification of shipping costs from selling, general and administrative expense to cost of sales on the consolidated statements of earnings and states that the newly adopted accounting principle is preferable because management believes classification of these shipping costs in cost of sales better reflects the cost of producing and distributing the Company’s products, and it aligns their external financial reporting with the results used to evaluate management’s performance internally. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to May 28, 2006, nor have we audited the information set forth in the aforementioned note 3 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP